Exhibit 99

Cardinal Bankshares Corporation

101 Jacksonville Circle

Floyd, Virginia 24091

Contact:	Leon Moore	Telephone: (540) -745-4191
	Chairman of the Board and CEO	FAX: (540-) 745-4133

February 8, 2005	Traded: OTC Bulletin Board	Symbol: CDBK
For Immediate Release

Cardinal Bankshares Corporation Announces Strong Earnings for 2004

FLOYD, VA – Cardinal Bankshares Corporation is pleased to report an earnings increase over 2003. “ With the added cost of federal regulations, competition, interest rate uncertainty, branch expansion and automation upgrades, it is particularly gratifying to report strong earnings”, stated Leon Moore, chairman and chief executive officer. Moore also stated that 2004 was the second best year for net income in the Company’s history.

Net income amounted to $2,242,000, an increase of $217,000 over the 2003 income of $2,025,000. Basic earnings per share amounted to $1.46, an increase of $.14 over the $1.32 per share in 2003.

Net income for the 4th quarter of 2004 increased by 4% over 2003, ending at $527,375, compared to $507,018 in the 4th quarter 2003.

Total assets ended the year at $190,633,000. Net loans increased by $4 million and ended the year at $123,042,000.

Moore added, “Our continued strong performance allows Cardinal to add value to our shareholders, to the communities we serve and to our staff.”

Cardinal provides a wide range of commercial banking services to individuals and small to medium-sized businesses through its main office located in Floyd, Virginia and its branch locations in Christiansburg, Hillsville, Roanoke, Salem and Willis, Virginia.

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Cardinal Bankshares Corporation and Subsidiaries

Consolidated Balance Sheets

December 31, (In thousands, Unaudited)	2004	2003
Assets
Cash and due from banks	$4,162	$3,419
Interest-bearing deposits in banks	3,602	4,316
Federal funds sold	7,175	9,125
Investment securities available for sale, at fair value	20,942	21,771
Investment securities held to maturity	20,001	18,560
Restricted equity securities	603	598

Total loans	124,673	120,730
Allowance for loan losses	(1,631)	(1,697)

Net loans	123,042	119,033

Bank premises and equipment, net	4,205	2,437
Accrued interest receivable	933	883
Foreclosed properties	—	385
Bank owned life insurance	4,483	4,327
Other assets	1,485	1,558

Total assets	$190,633	$186,412

Liabilities and Stockholders’ Equity

Liabilities
Noninterest-bearing deposits	$27,211	$22,959
Interest-bearing deposits	134,044	136,256

Total deposits	161,255	159,215

Securities sold under agreements to repurchase	2,493	1,826
Accrued interest payable	110	123
Other liabilities	925	794

Total liabilities	164,783	161,958

Commitments and contingencies	—	—

Stockholders’ equity
Common stock, $10 par value; 5,000,000 shares authorized; 1,535,733 shares issued and outstanding	15,357	15,357
Additional paid-in capital	2,925	2,925
Retained earnings	7,444	5,970
Accumulated other comprehensive income	124	202

Total stockholders’ equity	25,850	24,454

Total liabilities and stockholders’ equity	$190,633	$186,412

Cardinal Bankshares Corporation and Subsidiaries

Consolidated Statements of Income

Years ended December 31, (In thousands, except share and per share data, Unaudited)	2004	2003
Interest income
Loans and fees on loans	$7,971	$7,804
Federal funds sold and securities purchased under agreements to resell	97	119
Investment securities:
Taxable	902	961
Exempt from federal income tax	924	921
Deposits with banks	26	69

Total interest income	9,920	9,874

Interest expense
Deposits	3,102	3,781
Borrowings	55	28

Total interest expense	3,157	3,809

Net interest income	6,763	6,065

Provision for loan losses	55	30

Net interest income after provision for loan losses	6,708	6,035

Noninterest income
Service charges on deposit accounts	267	308
Other service charges and fees	87	86
Net realized gains on sales of securities	4	—
Income on bank owned life insurance	156	178
Other income	256	302

Total noninterest income	770	874

Noninterest expense
Salaries and employee benefits	2,719	2,479
Occupancy and equipment	618	553
Foreclosed assets, net	12	36
Other operating expense	1,260	1,254

Total noninterest expense	4,609	4,322

Income before income taxes	2,869	2,587

Income tax expense	627	562

Net income	$2,242	$2,025

Basic earnings per share	$1.46	$1.32

Diluted earnings per share	$1.46	$1.32

Weighted average basic shares outstanding	1,535,733	1,535,733

Weighted average diluted shares outstanding	1,535,733	1,535,733